Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES ANNOUNCES INCREASE IN STOCK REPURCHASE PROGRAM

-- Board Approves Repurchase of an Additional $10 million of the Company's Common Stock --

HOUSTON, TX, September 19, 2002 - Stage Stores, Inc. (Nasdaq: STGS) today announced that the Company's Board of Directors has approved a $10.0 million increase in the Company's previously announced $15.0 million Stock Repurchase Program. The $10.0 million increase brings the total amount authorized to be spent by the Company to repurchase its outstanding common stock to $25.0 million. As reported on July 30, 2002, under its Stock Repurchase Program, the Company may repurchase, up to the Board authorized amount, its outstanding common stock from time to time during its 2002 fiscal year ending February 1, 2003, either on the open market or through privately negotiated transactions. The expanded Stock Repurchase Program will continue to be financed by the Company's cash flow. Additional amounts of the Company's outstanding common stock may also be repurchased using the proceeds that it receives from the exercise of options under its 2001 Equity Incentive Plan, including the tax benefits that will accrue to the Company from the exercise of these options.

The Company also reported that it had repurchased 600,750 shares at a cost of approximately $13.4 million under its Stock Repurchase Program through September 18, 2002.

Commenting on the $10.0 million increase in the Company's Stock Repurchase Program, Jim Scarborough, Chairman, President and Chief Executive Officer, stated, "We believe that, at today's prices, our stock continues to be a compelling value, and that the increase in the amount authorized to be spent under our Stock Repurchase Program is consistent with our goal of maximizing shareholder value".

--more--

Stage Stores Announces Increase
In Stock Repurchase Program

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Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the south central United States. The Company currently operates a total of 347 stores in 13 states under the Stage, Bealls and Palais Royal names.

This new release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding our belief that the Company can finance the Stock Repurchase Program out of its own cash flow. We intend forward looking terminology such as "believes", "expects", "may", "will", "should", anticipates", "plans" or similar expressions to identify forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those anticipated in the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 12, 2002, the Company's Quarterly Report as filed with the SEC on May 24, 2002, and other factors as may periodically be described in other Company filings with the SEC.

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